YTB International, Inc. Enjoys Record Growth
for Reps and RTAs in 2007
Record Commissions Also Set For Field Team

WOOD RIVER, IL - (February 8, 2008) - YTB International, Inc. (OTC PK: YTBLA)(“YTB” or the “Company”), a leading international provider of Internet-based travel websites and home-based independent representatives, today announced that it ended 2007 with 130,000 RTAs, compared to 8,870 in the first quarter of 2005. The Company paid its Reps and RTAs more than $65 million in combined marketing and travel commissions through the third quarter of 2007. This figure represents more than the totals of the past three years combined.

“Since the inception of this Company, we have had the vision of supporting our field with outstanding support and travel products. We knew that if we adhered to those core principles, growth for the Company and success for our field would soon follow,” said Lloyd “Coach” Tomer, Chairman and Founder, YTB International. “We know that the heart and soul of our Company is our RTAs/Reps, which is why it thrills me to be able to pay out millions of dollars in commissions to the people who make YTB thrive.”

Now doing business in the Bahamas, Canada, and Bermuda, the Company expects the RTA base to grow even more dramatically in 2008. That will be a significant accomplishment, since YTB more than doubled the size of its RTA team from 60,000 at the beginning of 2007.  Accordingly, the commissions paid in that timeframe also doubled.

“Thanks to the hard work of our field team, we also saw our first two profitable quarters in the history of the Company last year,” continued Mr. Tomer. “It is amazing to me to look at the path of our revenue grow from just over $3.5 million for the 1st quarter of 2005, to almost $40 million in the third quarter of 2007. And we know this is just the tip of the iceberg.”

About YTB International
Recognized as the 35th largest seller of travel in the U.S. in 2006 by Travel Weekly, YTB International, Inc. provides Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, Puerto Rico, the Bahamas, Canada, Bermuda, and the U.S. Virgin Islands.

It operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com division focuses on marketing online travel agencies through a nationwide network of independent business people, known as 'Reps.' YTB Travel Network division establishes and maintains travel vendor relationships, books travel transactions of online travel agents and affiliates, collects travel commissions and pays sales commissions. Each RTA sells travel through a personalized Internet-based travel website. The REZconnect Technologies division operates as a travel vendor relationship management company and offers franchises of brick and mortar travel agencies.. For more information, visit http://www.ytbi.com/investor.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.
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Media Contact:
Lauren Barker
Levick Strategic Communications for YTB International, Inc.
Phone: 202.973.1342
Mobile: 443.618.9169
Email: lbarker@levick.com

Investor Contact:
Garth Russell / Yemi Rose
KCSA Worldwide for YTB International, Inc.
Phone: 212.896.1250 / 212.896.1233